Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2023 Fourth Quarter GAAP EPS of $3.08 and Adjusted EPS of $3.15

Fiscal Year 2023 (comparisons versus prior year):
•GAAP EPS# of $10.30, up two percent; GAAP net income of $2.3 billion, up three percent; and GAAP net income margin of 18.6 percent, up 80 basis points
•Adjusted EPS* of $11.51, up 12 percent; adjusted EBITDA* of $4.7 billion, up 11 percent; and adjusted EBITDA margin* of 37.3 percent, up 390 basis points
Q4 FY23 (comparisons versus prior year):
•GAAP EPS# of $3.08, up 20 percent; GAAP net income of $694 million, up 17 percent; and GAAP net income margin of 21.8 percent, up 520 basis points
•Adjusted EPS* of $3.15, up 11 percent; adjusted EBITDA* of $1.3 billion, up 10 percent; and adjusted EBITDA margin* of 39.5 percent, up 740 basis points

Fiscal 2023 and Recent Highlights
•Increased quarterly dividend eight percent to $1.75 per share in January, the 41st consecutive year of increases
•Issued inaugural green bonds in concurrent $600 million and €700 million debt offerings in March, making Air Products the first U.S. chemical company to qualify green and blue hydrogen projects as an eligible expenditure category
•Advanced the energy transition:
–Completed financial close on the world’s largest green hydrogen-based ammonia production facility with equal joint venture partners, ACWA Power and NEOM, in May; the total value of $8.4 billion is being financed with $6.1 billion non-recourse financing from 23 local, regional and international banks and financial institutions; Air Products will be the exclusive off-taker of the green ammonia from the facility, which it intends to transport to end-markets to be dissociated to produce green hydrogen for transportation and industrial markets
–Announced plan to build, own and operate state-of-the-art carbon capture and carbon dioxide treatment facility at Air Products’ existing hydrogen production plant in Rotterdam, the Netherlands; the facility is expected to be on-stream in 2026, and the resulting "blue" hydrogen product will serve ExxonMobil’s (Esso) Rotterdam refinery and additional customers via Air Products' hydrogen pipeline network system
–Announced joint venture with AES Corporation to build, own and operate the U.S.'s largest green hydrogen facility in Wilbarger County, Texas in December 2022

•Achieved financial close and transfer of the second group of assets for the $12 billion gasification and power joint venture with Aramco, ACWA Power and Air Products Qudra in the Jazan Economic City, Saudi Arabia in January 2023
•Signed $1 billion investment agreement with the Republic of Uzbekistan and Uzbekneftegaz JSC to acquire, own and operate a natural gas-to-syngas processing facility within Uzbekneftegaz JSC's multi-billion dollar gas-to-liquids facility, one of the most advanced energy plants in the world; brought project on-stream in October 2023, which is expected to be accretive to earnings in fiscal 2024
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•Announced major liquefied natural gas (LNG) technology and equipment project wins, including: Petronas LNG Complex (Bintulu, Sarawak, Malaysia), Qatargas (North Field South Project, Ras Laffan, the State of Qatar), Bechtel Energy Inc. (NextDecade’s Rio Grande LNG Phase I project, Port of Brownsville, Texas), and Technip Energies’ Xi’An LNG project with Shaanxi LNG Reserves & Logistics Company Ltd. (Shaanxi Province, China); increased equipment winding capacity at LNG manufacturing facility in Port Manatee, Florida
•Entered into an amended employment agreement with Chairman, President and CEO Seifi Ghasemi to extend the term of his employment until September 30, 2028. On September 30, 2024 and on each anniversary thereof, the term of the employment agreement will automatically renew to be a five-year term unless either party provides notice of non-renewal or the agreement is otherwise terminated in accordance with its terms.
Guidance
•Fiscal 2024 full-year adjusted EPS guidance* of $12.80 to $13.10, up 13 percent at the midpoint over prior year adjusted EPS*; fiscal 2024 first quarter adjusted EPS guidance* of $2.90 to $3.05, up 13 percent at the midpoint over prior year first quarter adjusted EPS*
•Expect fiscal year 2024 capital expenditures* of $5.0 billion to $5.5 billion

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.

Fiscal 2023 Consolidated Results
LEHIGH VALLEY, Pa. (November 7, 2023) - Air Products (NYSE:APD) today reported fiscal year 2023 results, including GAAP EPS from continuing operations of $10.30, up two percent over prior year. The current year includes an unfavorable $1.21 per share cost for business and asset actions as well as costs for the non-service related components of the Company's defined benefit pension plans, both of which are reflected as adjustments in the non-GAAP measures discussed below. GAAP net income of $2.3 billion increased three percent over prior year, primarily on favorable pricing, which was partially offset by business and asset actions and higher other costs. GAAP net income margin of 18.6 percent increased 80 basis points, which included a positive impact of about 100 basis points from lower energy cost pass-through.

For the year, on a non-GAAP basis, adjusted EPS from continuing operations of $11.51 increased 12 percent over the prior year. Adjusted EBITDA of $4.7 billion increased 11 percent over the prior year as higher pricing more than offset higher costs. Adjusted EBITDA margin of 37.3 percent increased 390 basis points, which included a positive impact of about 200 basis points from lower energy cost pass-through.

Full-year sales of $12.6 billion decreased one percent from the prior year, as five percent higher pricing and three percent higher volumes were more than offset by a six percent reduction in energy cost pass-through and a three percent reduction due to unfavorable currency. Pricing improved in the Company's largest segments and volume growth was primarily driven by the on-site business.

Fiscal 2023 Fourth Quarter Consolidated Results
For its fiscal fourth quarter 2023, Air Products reported GAAP EPS from continuing operations of $3.08, up 20 percent from prior year. The current year includes an unfavorable $0.08 per share cost for the non-service related components of the Company's defined benefit pension plans, which is reflected as an adjustment in the non-GAAP measures discussed below. GAAP net income of $694 million was up 17 percent due to higher pricing and higher equity affiliates' income, partially offset by higher costs. GAAP net income margin of 21.8 percent increased 520 basis points over the prior year, which included a positive impact of about 250 basis points from lower energy cost pass-through.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $3.15 increased 11 percent over the prior year. Adjusted EBITDA of $1.3 billion was up 10 percent due to higher pricing and higher equity affiliates' income, partially offset by higher costs. Adjusted EBITDA margin of 39.5 percent increased 740 basis points over the prior year, which included a positive impact of about 450 basis points from lower energy cost pass-through.

Fourth quarter sales of $3.2 billion decreased 11 percent from the prior year, as two percent higher pricing and one percent favorable currency were more than offset by 14 percent lower energy cost pass-through which negatively affected sales but not profits.

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Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "Our growth strategy is evident in the results that our hard working and committed team again delivered. Our people around the world provided excellent service to our core industrial gas customers across dozens of industries while continuing to execute our first-mover clean hydrogen megaprojects to decarbonize the heavy-duty transportation and industrial sectors of our global economy. Working together, we continue to demonstrate the stability and resilience of our business despite challenging economic conditions. As we invest strategically for growth, we have also continued to increase the dividend, paying out approximately $1.5 billion to our shareholders during the year."

Fiscal 2023 Fourth Quarter Results by Business Segment
•Americas sales of $1.4 billion were down 12 percent versus the prior year, as four percent higher pricing and three percent higher volumes were more than offset by 19 percent lower energy cost pass-through. Operating income of $398 million increased 20 percent and adjusted EBITDA of $601 million increased 17 percent, in each case due to higher pricing and higher volumes, partially offset by higher costs. Operating margin of 29.4 percent increased 780 basis points and adjusted EBITDA margin of 44.5 percent increased 1,110 basis points. The operating margin and adjusted EBITDA margin improvements included positive impacts from lower energy cost pass-through of approximately 450 basis points and 750 basis points, respectively.
•Asia sales of $802 million decreased seven percent over the prior year, as two percent higher pricing and two percent higher energy cost pass-through were more than offset by seven percent lower volumes and four percent unfavorable currency. Operating income of $197 million decreased 25 percent and adjusted EBITDA of $318 million decreased 15 percent, primarily due to unfavorable volume. Operating margin of 24.6 percent decreased 600 basis points and adjusted EBITDA margin of 39.6 percent decreased 370 basis points.
•Europe sales of $712 million decreased 18 percent from the prior year, as seven percent favorable currency and flat volumes were more than offset by 24 percent lower energy cost pass-through and one percent lower pricing. Operating income of $168 million increased 12 percent and adjusted EBITDA of $250 million increased 15 percent, primarily driven by lower variable costs. Operating margin of 23.6 percent increased 620 basis points and adjusted EBITDA margin of 35.1 percent increased 1,000 basis points. The operating margin and adjusted EBITDA margin improvements included positive impacts from lower energy cost pass-through of approximately 400 basis points and 600 basis points, respectively.
•Middle East and India equity affiliates' income of $91 million increased 44 percent compared to the prior year, primarily due to the completion of the second phase of the Jazan project in January 2023.

•Corporate and other sales of $290 million increased 11 percent compared to the prior year, driven by higher LNG sale of equipment activity.

Outlook
Air Products expects full-year fiscal 2024 adjusted EPS guidance* of $12.80 to $13.10, up 13 percent at the midpoint over prior year adjusted EPS. For the fiscal 2024 first quarter, Air Products' adjusted EPS guidance* is $2.90 to $3.05, up 13 percent at the midpoint over fiscal 2023 first quarter adjusted EPS.
Air Products expects capital expenditures* of $5.0 billion to $5.5 billion for full-year fiscal 2024.

*Management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.

Earnings Teleconference
Access the fiscal 2023 fourth quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on November 7, 2023 by calling 323-794-2551 and entering passcode 2770249 or by accessing the Event Details page on Air Products’ Investor Relations website.

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About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ base business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects supporting the transition to low- and zero-carbon energy in the heavy-duty transportation and industrial sectors. Additionally, Air Products is the world leader in the supply of liquefied natural gas process technology and equipment, and provides turbomachinery, membrane systems and cryogenic containers globally.

The Company had fiscal 2023 sales of $12.6 billion from operations in approximately 50 countries and has a current market capitalization of about $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.
Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Sidd Manjeshwar, tel: (610) 481-1872; email: manjessj@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of U.S. Dollars, except for share and per share data)	2023	2022	2023	2022
Sales	$3,191.3	$3,570.0	$12,600.0	$12,698.6
Cost of sales	2,207.2	2,621.2	8,833.0	9,338.5
Selling and administrative expense	232.7	223.9	957.0	900.6
Research and development expense	24.7	31.1	105.6	102.9
Business and asset actions	—	73.7	244.6	73.7
Other income (expense), net	11.9	6.4	34.8	55.9
Operating Income	738.6	626.5	2,494.6	2,338.8
Equity affiliates' income	163.4	96.8	604.3	481.5
Interest expense	48.0	32.5	177.5	128.0
Other non-operating income (expense), net	(12.8)	20.2	(39.0)	62.4
Income From Continuing Operations Before Taxes	841.2	711.0	2,882.4	2,754.7
Income tax provision	154.2	130.6	551.2	500.8
Income From Continuing Operations	687.0	580.4	2,331.2	2,253.9
Income from discontinued operations, net of tax	7.4	12.6	7.4	12.6
Net Income	694.4	593.0	2,338.6	2,266.5
Net income attributable to noncontrolling interests of continuing operations	1.8	9.9	38.4	10.4
Net Income Attributable to Air Products	$692.6	$583.1	$2,300.2	$2,256.1

Net Income Attributable to Air Products
Net income from continuing operations	$685.2	$570.5	$2,292.8	$2,243.5
Net income from discontinued operations	7.4	12.6	7.4	12.6
Net Income Attributable to Air Products	$692.6	$583.1	$2,300.2	$2,256.1

Per Share Data(A) (U.S. Dollars per share)
Basic EPS from continuing operations	$3.08	$2.57	$10.31	$10.11
Basic EPS from discontinued operations	0.03	0.06	0.03	0.06
Basic EPS attributable to Air Products	$3.11	$2.63	$10.35	$10.16

Diluted EPS from continuing operations	$3.08	$2.56	$10.30	$10.08
Diluted EPS from discontinued operations	0.03	0.06	0.03	0.06
Diluted EPS attributable to Air Products	$3.11	$2.62	$10.33	$10.14

Weighted Average Common Shares (in millions)
Basic	222.4	222.1	222.3	222.0
Diluted	222.8	222.5	222.7	222.5
(A)Earnings per share ("EPS") is calculated independently for each component and may not sum to total EPS due to rounding.

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of U.S. Dollars)	2023	2022
Assets
Current Assets
Cash and cash items	$1,617.0	$2,711.0
Short-term investments	332.2	590.7
Trade receivables, net	1,700.4	1,794.4
Inventories	651.8	514.2
Prepaid expenses	177.0	156.8
Other receivables and current assets	722.1	515.8
Total Current Assets	5,200.5	6,282.9
Investment in net assets of and advances to equity affiliates	4,617.8	3,353.8
Plant and equipment, at cost	32,746.3	28,160.1
Less: accumulated depreciation	15,274.2	13,999.6
Plant and equipment, net	17,472.1	14,160.5
Goodwill, net	861.7	823.0
Intangible assets, net	334.6	347.5
Operating lease right-of-use assets, net	974.0	694.8
Noncurrent lease receivables	494.7	583.1
Financing receivables	817.2	—
Other noncurrent assets	1,229.9	947.0
Total Noncurrent Assets	26,802.0	20,909.7
Total Assets	$32,002.5	$27,192.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,890.1	$2,771.6
Accrued income taxes	131.2	135.2
Short-term borrowings	259.5	10.7
Current portion of long-term debt	615.0	548.3
Total Current Liabilities	3,895.8	3,465.8
Long-term debt	9,280.6	6,433.8
Long-term debt – related party	150.7	652.0
Noncurrent operating lease liabilities	631.1	592.1
Other noncurrent liabilities	1,118.0	1,099.1
Deferred income taxes	1,266.0	1,247.4
Total Noncurrent Liabilities	12,446.4	10,024.4
Total Liabilities	16,342.2	13,490.2
Air Products Shareholders’ Equity	14,312.9	13,144.0
Noncontrolling Interests	1,347.4	558.4
Total Equity	15,660.3	13,702.4
Total Liabilities and Equity	$32,002.5	$27,192.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of U.S. Dollars)	2023	2022
Operating Activities
Net income	$2,338.6	$2,266.5
Less: Net income attributable to noncontrolling interests of continuing operations	38.4	10.4
Net income attributable to Air Products	2,300.2	2,256.1
Net income from discontinued operations	(7.4)	(12.6)
Net income from continuing operations attributable to Air Products	2,292.8	2,243.5
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,358.3	1,338.2
Deferred income taxes	(24.7)	32.3
Business and asset actions	244.6	73.7
Undistributed earnings of equity method investments	(261.2)	(214.7)
Gain on sale of assets and investments	(15.8)	(24.1)
Share-based compensation	59.9	48.4
Noncurrent lease receivables	79.6	94.0
Other adjustments	(103.0)	(304.9)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	130.7	(475.2)
Inventories	(129.4)	(94.3)
Other receivables	(93.8)	(1.8)
Payables and accrued liabilities	(213.3)	532.5
Other working capital	(119.0)	(77.0)
Cash Provided by Operating Activities	3,205.7	3,170.6
Investing Activities
Additions to plant and equipment, including long-term deposits	(4,626.4)	(2,926.5)
Acquisitions, less cash acquired	—	(65.1)
Investment in and advances to unconsolidated affiliates	(912.0)	(1,658.4)
Investment in financing receivables	(665.1)	—
Proceeds from sale of assets and investments	25.4	46.2
Purchases of investments	(640.1)	(1,637.8)
Proceeds from investments	897.0	2,377.4
Other investing activities	4.8	7.0
Cash Used for Investing Activities	(5,916.4)	(3,857.2)
Financing Activities
Long-term debt proceeds	3,516.2	766.2
Payments on long-term debt	(615.4)	(400.0)
Net increase in commercial paper and short-term borrowings	268.2	17.9
Dividends paid to shareholders	(1,496.6)	(1,383.3)
Proceeds from stock option exercises	24.0	19.3
Investments by noncontrolling interests	234.9	21.0
Distributions to noncontrolling interests	(115.9)	(4.8)
Other financing activities	(205.8)	(36.9)
Cash Provided by (Used for) Financing Activities	1,609.6	(1,000.6)
Discontinued Operations
Cash provided by operating activities	0.6	59.6
Cash provided by investing activities	—	—
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	0.6	59.6
Effect of Exchange Rate Changes on Cash	6.5	(130.3)
Decrease in cash and cash items	(1,094.0)	(1,757.9)
Cash and cash items – Beginning of year	2,711.0	4,468.9
Cash and Cash Items – End of Period	$1,617.0	$2,711.0
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds (continuing operations)	$645.8	$428.8
Income tax refunds (discontinued operations)	0.6	59.6

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 September 2023
Sales	$1,351.3	$801.5	$711.7	$36.6	$290.2	$3,191.3
Operating income (loss)	397.7	196.8	168.3	3.1	(27.3)	738.6	(A)
Depreciation and amortization	168.5	113.3	55.0	7.3	13.2	357.3
Equity affiliates' income	34.8	7.5	26.5	91.3	3.3	163.4	(A)
Three Months Ended 30 September 2022
Sales	$1,541.9	$860.3	$863.7	$41.5	$262.6	$3,570.0
Operating income (loss)	332.8	263.0	150.4	4.6	(50.6)	700.2	(A)
Depreciation and amortization	160.0	106.3	46.2	7.1	13.2	332.8
Equity affiliates' income	22.5	3.6	20.4	63.3	1.8	111.6	(A)

Twelve Months Ended 30 September 2023
Sales	$5,369.3	$3,216.1	$2,963.1	$162.5	$889.0	$12,600.0
Operating income (loss)	1,439.7	906.5	663.4	16.9	(287.3)	2,739.2	(A)
Depreciation and amortization	649.3	433.5	196.2	27.5	51.8	1,358.3
Equity affiliates' income	109.2	29.7	102.5	349.8	13.1	604.3	(A)
Twelve Months Ended 30 September 2022
Sales	$5,368.9	$3,143.3	$3,086.1	$129.5	$970.8	$12,698.6
Operating income (loss)	1,174.4	898.3	503.4	21.1	(184.7)	2,412.5	(A)
Depreciation and amortization	629.5	436.5	195.2	26.9	50.1	1,338.2
Equity affiliates' income	98.2	22.1	78.2	293.9	3.9	496.3	(A)

Total Assets
30 September 2023	$9,927.5	$7,009.6	$4,649.8	$5,708.4	$4,707.2	$32,002.5
30 September 2022	8,237.7	6,968.7	3,645.1	2,980.7	5,360.4	27,192.6
(A)Refer to the "Reconciliations to Consolidated Results" below.

Reconciliations to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2023	2022	2023	2022
Total	$738.6	$700.2	$2,739.2	$2,412.5
Business and asset actions	—	(73.7)	(244.6)	(73.7)
Consolidated Operating Income	$738.6	$626.5	$2,494.6	$2,338.8

The table below reconciles total equity affiliates' income disclosed in the table above to consolidated equity affiliates' income as reflected on our consolidated income statements:
	Three Months Ended		Twelve Months Ended
	30 September		30 September
Equity Affiliates' Income	2023	2022	2023	2022
Total	$163.4	$111.6	$604.3	$496.3
Equity method investment impairment charge	—	(14.8)	—	(14.8)
Consolidated Equity Affiliates' Income	$163.4	$96.8	$604.3	$481.5

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans as further discussed below. Additionally, we may exclude certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
Our non-GAAP adjustments for the fourth quarter and fiscal year ended 30 September 2023 are detailed below. For information related to non-GAAP adjustments for the fourth quarter and fiscal year ended 30 September 2022, refer to Exhibit 99.1 to our Current Report on Form 8-K dated 3 November 2022.
Business and Asset Actions
Our consolidated income statement for the fiscal year ended 30 September 2023 reflects an expense of $244.6 ($204.9 attributable to Air Products after tax, or $0.92 per share) for strategic business and asset actions intended to optimize costs and focus resources on our growth projects. The expense included a noncash charge of $217.6 to write off assets related to our exit from certain projects previously under construction as well as an expense of $27.0 for severance and other benefits associated with position eliminations and the restructuring of certain organizations globally. The charges we record for business and asset actions are not recorded in segment results.
Discontinued Operations
In the fourth quarter of fiscal year 2023, we recognized income from discontinued operations, net of tax, of $7.4 ($0.03 per share). This primarily resulted from a net tax benefit recorded upon release of tax liabilities for uncertain tax positions associated with our former Performance Materials Division for which the statute of limitations expired.
Non-service Pension Cost (Benefit), Net
Effective beginning in fiscal year 2023, our adjusted EPS excludes the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. The prior year non-GAAP financial measures presented below have been recast accordingly to conform to the fiscal year 2023 presentation. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as recent changes to the allocation of our pension plan assets associated with de-risking as well as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans.

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ADJUSTED DILUTED EPS
The tables below provide a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

	Three Months Ended 30 September
Q4 2023 vs. Q4 2022	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q4 2023 GAAP	$738.6	$163.4	($12.8)	$154.2	$685.2	$3.08
Q4 2022 GAAP	626.5	96.8	20.2	130.6	570.5	2.56
$ Change GAAP						$0.52
% Change GAAP						20%

Q4 2023 GAAP	$738.6	$163.4	($12.8)	$154.2	$685.2	$3.08
Non-service pension cost, net	—	—	22.4	5.6	16.8	0.08
Q4 2023 Non-GAAP ("Adjusted")	$738.6	$163.4	$9.6	$159.8	$702.0	$3.15

Q4 2022 GAAP	$626.5	$96.8	$20.2	$130.6	$570.5	$2.56
Business and asset actions	73.7	—	—	12.7	61.0	0.27
Equity method investment impairment charge	—	14.8	—	3.7	11.1	0.05
Non-service pension benefit, net	—	—	(11.3)	(2.7)	(8.6)	(0.04)
Q4 2022 Non-GAAP ("Adjusted")	$700.2	$111.6	$8.9	$144.3	$634.0	$2.85
$ Change Non-GAAP ("Adjusted")						$0.30
% Change Non-GAAP ("Adjusted")						11%

	Twelve Months Ended 30 September
2023 vs. 2022	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2023 GAAP	$2,494.6	$604.3	($39.0)	$551.2	$2,292.8	$10.30
2022 GAAP	2,338.8	481.5	62.4	500.8	2,243.5	10.08
$ Change GAAP						$0.22
% Change GAAP						2%

2023 GAAP	$2,494.6	$604.3	($39.0)	$551.2	$2,292.8	$10.30
Business and asset actions(A)	244.6	—	—	34.7	204.9	0.92
Non-service pension cost, net	—	—	86.8	21.6	65.2	0.29
2023 Non-GAAP ("Adjusted")	$2,739.2	$604.3	$47.8	$607.5	$2,562.9	$11.51

2022 GAAP	$2,338.8	$481.5	$62.4	$500.8	$2,243.5	$10.08
Business and asset actions	73.7	—	—	12.7	61.0	0.27
Equity method investment impairment charge	—	14.8	—	3.7	11.1	0.05
Non-service pension benefit, net	—	—	(44.7)	(10.8)	(33.9)	(0.15)
2022 Non-GAAP ("Adjusted")	$2,412.5	$496.3	$17.7	$506.4	$2,281.7	$10.25
$ Change Non-GAAP ("Adjusted")						$1.26
% Change Non-GAAP ("Adjusted")						12%

(A ) Charge includes $5.0 attributable to noncontrolling interests.

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		FY Total
2023	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$3,174.7		$3,200.1		$3,033.9		$3,191.3		$12,600.0

Net income and net income margin	$583.8	18.4%	$449.9	14.1%	$610.5	20.1%	$694.4	21.8%	$2,338.6	18.6%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	7.4	0.2%	7.4	0.1%
Add: Interest expense	41.2	1.3%	40.9	1.3%	47.4	1.6%	48.0	1.5%	177.5	1.4%
Less: Other non-operating income (expense), net	(0.6)	—%	(13.9)	(0.4%)	(11.7)	(0.4%)	(12.8)	(0.4%)	(39.0)	(0.3%)
Add: Income tax provision	136.4	4.3%	121.0	3.8%	139.6	4.6%	154.2	4.8%	551.2	4.4%
Add: Depreciation and amortization	321.5	10.1%	339.6	10.6%	339.9	11.2%	357.3	11.2%	1,358.3	10.8%
Add: Business and asset actions	—	—%	185.6	5.8%	59.0	1.9%	—	—%	244.6	1.9%
Adjusted EBITDA and adjusted EBITDA margin	$1,083.5	34.1%	$1,150.9	36.0%	$1,208.1	39.8%	$1,259.3	39.5%	$4,701.8	37.3%

	Q1		Q2		Q3		Q4		FY Total
2022	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,994.2		$2,945.1		$3,189.3		$3,570.0		$12,698.6

Net income and net income margin	$549.6	18.4%	$536.8	18.2%	$587.1	18.4%	$593.0	16.6%	$2,266.5	17.8%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	12.6	0.4%	12.6	0.1%
Add: Interest expense	30.5	1.0%	32.3	1.1%	32.7	1.0%	32.5	0.9%	128.0	1.0%
Less: Other non-operating income (expense), net	22.6	0.8%	9.1	0.3%	10.5	0.3%	20.2	0.6%	62.4	0.5%
Add: Income tax provision	113.3	3.8%	122.7	4.2%	134.2	4.2%	130.6	3.7%	500.8	3.9%
Add: Depreciation and amortization	332.3	11.1%	335.9	11.4%	337.2	10.6%	332.8	9.3%	1,338.2	10.5%
Add: Business and asset actions	—	—%	—	—%	—	—%	73.7	2.1%	73.7	0.6%
Add: Equity method investment impairment charge	—	—%	—	—%	—	—%	14.8	0.4%	14.8	0.1%
Adjusted EBITDA and adjusted EBITDA margin	$1,003.1	33.5%	$1,018.6	34.6%	$1,080.7	33.9%	$1,144.6	32.1%	$4,247.0	33.4%

2023 vs. 2022	Q1		Q2		Q3		Q4		FY Total
Change GAAP
Net income $ change	$34.2		($86.9)		$23.4		$101.4		$72.1
Net income % change	6%		(16%)		4%		17%		3%
Net income margin change	— bp		(410) bp		170 bp		520 bp		80 bp
Change Non-GAAP
Adjusted EBITDA $ change	$80.4		$132.3		$127.4		$114.7		$454.8
Adjusted EBITDA % change	8%		13%		12%		10%		11%
Adjusted EBITDA margin change	60 bp		140 bp		590 bp		740 bp		390 bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 30 September 2023 and 2022:

Americas	Q4 FY23	Q4 FY22	$ Change	Change
Sales	$1,351.3	$1,541.9	($190.6)	(12%)

Operating income	$397.7	$332.8	$64.9	20%
Operating margin	29.4%	21.6%		780	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$397.7	$332.8
Add: Depreciation and amortization	168.5	160.0
Add: Equity affiliates' income	34.8	22.5
Adjusted EBITDA	$601.0	$515.3	$85.7	17%
Adjusted EBITDA margin	44.5%	33.4%		1,110	bp

Asia	Q4 FY23	Q4 FY22	$ Change	Change
Sales	$801.5	$860.3	($58.8)	(7%)

Operating income	$196.8	$263.0	($66.2)	(25%)
Operating margin	24.6%	30.6%		(600)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$196.8	$263.0
Add: Depreciation and amortization	113.3	106.3
Add: Equity affiliates' income	7.5	3.6
Adjusted EBITDA	$317.6	$372.9	($55.3)	(15%)
Adjusted EBITDA margin	39.6%	43.3%		(370)	bp

Europe	Q4 FY23	Q4 FY22	$ Change	Change
Sales	$711.7	$863.7	($152.0)	(18%)

Operating income	$168.3	$150.4	$17.9	12%
Operating margin	23.6%	17.4%		620	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$168.3	$150.4
Add: Depreciation and amortization	55.0	46.2
Add: Equity affiliates' income	26.5	20.4
Adjusted EBITDA	$249.8	$217.0	$32.8	15%
Adjusted EBITDA margin	35.1%	25.1%		1,000	bp

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's non-recourse project financing as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Twelve Months Ended
	30 September
	2023	2022
Cash used for investing activities	$5,916.4	$3,857.2
Proceeds from sale of assets and investments	25.4	46.2
Purchases of investments	(640.1)	(1,637.8)
Proceeds from investments	897.0	2,377.4
Other investing activities	4.8	7.0
NGHC expenditures not funded by Air Products' equity(A)	(979.1)	—
Capital expenditures	$5,224.4	$4,650.0
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Twelve Months Ended
	30 September
	2023	2022
Additions to plant and equipment, including long-term deposits	$4,626.4	$2,926.5
Acquisitions, less cash acquired	—	65.1
Investment in and advances to unconsolidated affiliates	912.0	1,658.4
Investment in financing receivables	665.1	—
NGHC expenditures not funded by Air Products' equity(A)	(979.1)	—
Capital expenditures	$5,224.4	$4,650.0
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures for fiscal year 2024 to be $5.0 billion to $5.5 billion.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted diluted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q1	Full Year
2023 Diluted EPS	$2.57	$10.30
Business and asset actions	—	0.92
Non-service pension cost, net	0.07	0.29
2023 Adjusted Diluted EPS	$2.64	$11.51
2024 Adjusted Diluted EPS Outlook	$2.90–$3.05	$12.80–$13.10
$ Change	0.26–0.41	1.29–1.59
% Change	10%–16%	11%–14%